Exhibit 99.1

Contacts:
At	Media:	Investor Relations:

Cambridge Heart:	KOGS Communication	Allen & Caron
Vincenzo LiCausi	Edna Kaplan	Matt H. Clawson
Chief Financial Officer	(781) 639-1910	(949) 474-4300
(978) 654-7600	kaplan@kogspr.com	matt@allencaron.com
vincenzol@cambridgeheart.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE THREE MONTHS

ENDED MARCH 31, 2012

Tewksbury, Mass., May 15, 2012—Cambridge Heart, Inc. (OTCBB: CAMH), a developer of non-invasive diagnostic tests for cardiac disease, today reported results for its first quarter ended March 31, 2012. Full financial statements and corresponding commentary can be found in the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on May 15, 2012.

Cambridge Heart addresses a key problem in cardiac diagnosis – the identification of those at risk of sudden cardiac death. Sudden cardiac arrest (SCA) accounts for approximately one fourth of all cardiac deaths, or approximately 300,000 deaths, in the United States each year – more than lung cancer, breast cancer and HIV/AIDS combined. Out-of-hospital survival is less than 8%, making prediction and prevention critically important. It is estimated that there are approximately 10 to 12 million heart attack and heart failure patients in the U.S. who can benefit from annual Microvolt T-Wave Alternans (MTWA) testing. MTWA is a marker of SCA risk which is measured during a non-invasive treadmill test using Cambridge Heart’s proprietary technologies. The Company’s MTWA test is the only one of its kind that is reimbursed by Medicare under a National Coverage Policy.

“In the first quarter of 2012, 103 MTWA Modules were shipped to customers, which although lower than the cyclical high in the fourth quarter of last year, was in line with our expectations” commented Ali Haghighi-Mood, Cambridge Heart’s CEO. “Our sales and clinical specialist teams are making progress relative to installing the Modules and training practice personnel, and are very focused on reducing the time between Module shipment and the initial clinical utilization.”

The following summarizes the Company’s recent strategic, clinical and financial milestones:

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MTWA Module – In July 2011, the Company reached an agreement with its OEM partner to include the MTWA Module on new Q-Stress Systems sold through the end of the year and was extended to June 30, 2012. During the promotional period, the MTWA Module is supplied to our OEM partner at no charge and is included with new Q-Stress Systems at no incremental cost to the customer. In the first quarter of 2012, our OEM partner shipped 103 MTWA Modules, bringing the total number of shipments since the launch of our promotion to 223. The MTWA Modules are expected to begin generating incremental recurring revenue through the sale of proprietary Micro-V Sensors in the coming quarters as Cambridge Heart’s team of clinical specialists installs the units and trains the new customers. The Company continues to discuss with its partner plans to penetrate the large installed base.

•

Revenue Results – Sales in the first quarter of 2012 were $554,000, compared to $637,000 for the same period in 2011. As disclosed in the prior earning announcements, our sales and marketing efforts have been focused on supporting the MTWA Module strategy and have limited emphasis and resources spent on sales of our stand alone capital equipment – the HearTwave II System.

•

Reimbursement Update – In March 2012, the MTWA test received reimbursement coverage from Japan’s Ministry of Health, Labor and Welfare (MHLW). Effective April 1, 2012, the MTWA Test will be reimbursed for patients who are considered at risk for lethal arrhythmias including, patients with a history of heart attack or cardiomyopathy.

•

Financing Activity – In January and February 2012, the Company issued and sold secured convertible promissory notes in the aggregate principal amount of $2,940,000, together with common stock warrants and additional investment rights, to new and current institutional and private accredited investors. The transactions raised gross proceeds of $2,940,000, including the conversion of $600,000 of unsecured convertible promissory notes issued in 2011. The secured convertible promissory notes are convertible into common stock of the Company at a conversion price of $0.11 per share, mature on July 17, 2013, bear interest at the rate of 8% per annum and are secured by all of the assets of the Company.

Financial Results for the Three Months ended March 31, 2012

Total revenue for the first quarter ended March 31, 2012 was $554,000, compared to total revenue of $637,000 reported during the same period of 2011. The decrease in revenue compared to the same period in 2011 is largely attributable to our continued emphasis on the MTWA Module strategy, which has resulted in less focus and resources spent on selling the stand-alone HearTwave II System compared to previous periods. In July 2011, we reached an agreement with our OEM Partner to include the MTWA Module on new Q-Stress System sales through the end of 2011, which was extended to March 31, 2012. During this period, the MTWA Module was supplied to our OEM Partner at no charge and was included in new Q-Stress Systems at no incremental cost to the customer. In April 2012, the program was extended to June 30, 2012.

Cost of sales for the first quarter of 2012 was $514,000, compared to $442,000 in the same period in 2011. Gross profit, as a percent of revenue, for the three months ended March 31, 2012 and 2011 was 7% and 31%, respectively. The decrease is attributable to the cost of goods for the MTWA Module during the no-charge promotion period. Furthermore, we recognized a charge to increase our inventory reserve relative to inventory on hand at March 31, 2012 related to the MTWA Module.

Operating expenses for the first quarter of 2012 were $1,708,000, an increase of $183,000, or 12%, compared to $1,525,000 in the first quarter of 2011. The increase is mainly attributable to broker and consultative fees incurred in connection with the issuance and sale of the secured convertible promissory notes in January and February of 2012. The increase was offset by less research and development expense following the conclusion of patient enrollment in the MTWA-CAD study, less non-cash compensation expense due to the vesting of certain stock options, and less commissionable sales.

The operating loss for the first quarter of 2012 was $1,667,000 compared to an operating loss of $1,330,000 for the same period last year. Included in the operating loss for the first quarter of 2012 was $77,000 of non-cash stock-based compensation expense, compared to $99,000 in the comparable 2011 period.

The net loss for the quarter was $1,849,000, or $0.02 per share, compared to a net loss of $1,333,000, or $0.01 per share, in the comparable 2011 period. Included in the net loss for the first quarter was $43,600 of interest expense incurred in connection with the secured convertible promissory notes issued and sold in January and February of 2012 and an aggregate of $691,000 of non-cash expense resulting from the excess difference between the actual proceeds from the 2012 Notes and the fair value balances of the related conversion feature consideration embedded derivative liabilities and the derivative warrant liabilities, and amortization of the related debt discount.

The Company ended the first quarter with unrestricted cash and cash equivalents of $1,169,000. The cash used by operations was $1,479,000 for the three months ended March 31, 2011, compared to $1,196,000 for the same period in 2011.

On January 17 and February 28, 2012, the Company issued and sold secured convertible promissory notes to new and current institutional and private accredited investors. The transactions raised gross proceeds of $2,940,000, including the conversion of $600,000 of notes previously issued in November 2011, and included common stock warrants and additional investment rights. The 2012 Notes are convertible into common stock of the Company at a conversion price of $0.11 per share, mature on January 17, 2013, bear interest at the rate of 8% per annum and are secured by all of the assets of the Company. The warrants are exercisable for an aggregate of 26,727,266 shares of common stock of the Company (which is equal to 100% of the shares of common stock underlying secured convertible promissory notes) at an exercise price of $0.15 per share (which is equal to 125% of the closing price of the common stock on January 13, 2012). The Company also issued to the investors additional investment rights granting each investor the right to purchase an additional principal amount of secured convertible promissory notes equal to 25% of the original principal amount of 2012 Notes purchased by such investor at the closing of the private placement and a corresponding amount of warrants, at any time prior to July 15, 2012. The Company filed a registration statement registering the shares of common stock underlying the secured convertible promissory notes and warrants on April 13, 2012.

The Company believes its existing resources and currently projected financial results, which give effect to a reduction in certain operating expenses, are sufficient to fund its operations into the third quarter of 2012. While the proceeds from our 2012 convertible debt financing provide the Company with financing to fund the Company’s operations for a period of time, the Company anticipates that it will need to raise additional capital to fund operations, including clinical research, beyond the projected timeline through the sale of equity or debt securities, which the Company is actively pursuing, or the exercise of existing warrants. The Company believes that the amount of the additional capital required to fund operations beyond the projected timeline will largely be dependent upon the number and growth in MTWA Module placements and the rate at which utilization of our MTWA Test increases.

As of March 31, 2012, the Company had a total of 124.7 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C-1 preferred stock and the Series D preferred stock into shares of common stock. In addition, there are options and warrants outstanding to purchase 52.4million shares of common stock, bringing the fully diluted share count to 177.1 million shares of common stock.

Questions can be directed to the Company’s management or its investor relations firm at the contact numbers provided.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ (MTWA) measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. For additional information, please refer to the Company’s website at: http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. Forward-looking statements include statements about the Company’s belief that existing resources and currently projected financial results are sufficient to fund operations into the third quarter of 2012. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, material deviations from our current operating plan, lower than expected sales by Cardiac Science of its Q-Stress System, failure to obtain or maintain adequate levels of government and third-party reimbursement for use of our MTWA test, customer delays in making final buying decisions, decreased demand for our products, failure to obtain or maintain patent protection for our technology, overall economic and market condition and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.sec.gov . In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

- Financial information follows -

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations

	Three months ended March 31,
	2011	2012
	(unaudited)	(unaudited)

Revenue	$637,061	$554,155

Cost of goods sold	442,444	513,712

Gross profit	$194,617	$40,443

Costs and expenses
Research and development	119,056	87,361
Selling, general and administrative	1,405,868	1,620,172

Total operating expenses	$1,524,924	$1,707,533

Loss from operations	$(1,330,307)	$(1,667,090)

Interest income	58	9
Interest expense	(2,608)	(736,793)
Change in valuation of warrant	—	494,546
Change in valuation of embedded derivative	—	59,980

Net loss	$(1,332,857)	$(1,849,348)

Net loss per common share - basic and diluted	$(0.01)	$(0.02)

Weighted average shares outstanding - basic and diluted	97,444,318	100,112,960

Balance Sheet
	December 31,	March 31,
	2011	2012
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$312,610	$1,168,787
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	285,815	277,972
Inventory, net	444,377	468,440
Other prepaid assets	128,619	186,169

Total current assets	1,271,421	2,201,368

Fixed assets, net	182,111	167,415
Restricted cash, net current portion	200,000	100,000
Other assets	78,264	71,370

Total assets	$1,731,796	$2,540,153

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$1,474,963	$1,580,898
Convertible promissory notes payable, net	600,000	51,310
Current portion of capital lease obligation	6,689	7,190

Total current liabilities	2,081,652	1,639,398
Embedded derivative liability on a convertible note	—	85,260
Derivative warrant liability	—	2,939,999
Capital lease obligation, net of current portion	22,014	20,018

Total liabilities	2,103,666	4,684,675

Convertible preferred stock	12,747,990	12,747,990

Stockholders’ deficit
Common stock	100,113	100,113
Additional paid-in-capital	93,338,578	93,415,274
Accumulated deficit	(106,558,551)	(108,407,899)

Total stockholders’ deficit	(13,119,860)	(14,892,512)

Total liabilities and stockholders’ deficit	$1,731,796	$2,540,153

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